Exhibit 10.2
FOR IMMEDIATE RELEASE
BROWN-FORMAN AND ROMO FAMILY SET CLOSING DATE FOR CASA HERRADURA TRANSACTION
     Louisville, KY, December 21, 2006 — Brown-Forman Corporation and Pablo Romo de la Peña and Jose Guillermo Romo de la Peña, owners of Grupo Industrial Herradura, S.A. de C.V. (Casa Herradura), have agreed that the closing date for Brown-Forman’s acquisition of the Mexican tequila company will be January 11, 2007. Originally it was anticipated the closing would occur by the end of December, but due to the high quantity of work and the seasonal holidays, the parties agreed to set the closing date for January 11. Other terms of the transaction remain the same.
     Brown-Forman announced on August 28 that it had reached agreement with Pablo Romo de la Peña and Jose Guillermo Romo de la Peña, owners of Grupo Industrial Herradura, S.A. de C.V. (Casa Herradura), to purchase substantially all of their 136-year-old company’s related assets for $876 million dollars.
     Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel’s, Southern Comfort, Finlandia Vodka, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, and Hartmann Luggage.
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BROWN-FORMAN CORPORATION 850 DIXIE HIGHWAY, LOUISVILLE, KY 40210 E-MAIL: BROWN-FORMAN@B-F.COM WWW.BROWN-FORMAN.COM